Exhibit 99.1

1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL: AIH
Tuesday, February 22, 2005	TRADED: AMEX

ABLEST REPORTS RECORD FISCAL 2004 AND FOURTH QUARTER REVENUE

     CLEARWATER, Fla., Feb. 22 — Ablest Inc. today announced record revenue for the fiscal year ended December 26, 2004, of $116.4 million, an increase of 11.8 percent over revenue of $104.0 million in fiscal 2003. Operating income was $1.4 million, a 29.3 percent increase over 2003 operating income of $1.1 million. Net income amounted to $883,000 or $0.30 per diluted share. This compares with 2003 net income of $2.9 million or $1.01 per diluted share, which included a tax benefit related to the reversal of $2.4 million in valuation allowances for deferred taxes.

     For the fourth quarter ended December 26, 2004, revenue increased 13.3 percent to $33.8 million from the previous year’s record fourth quarter level of $29.9 million. During fiscal 2004, quarterly revenue increased sequentially each quarter including a 13.2 percent increase in the fourth quarter compared to the third quarter. Fourth quarter operating income was $767,000 compared to $741,000 for the similar 2003 period.

     “We are pleased with our 2004 results,” said Kurt R. Moore, president and chief executive officer. “Our record revenue for the year was driven by a record fourth quarter that saw strong demand from new and existing light industrial clients. In addition, we opened four new branches in 2004 that contributed $5.4 million in revenue.”

     Mr. Moore added, “Higher unemployment insurance costs and workers’ compensation expenditures have reduced our margins. We have initiatives focused on managing those costs and have aligned our incentive compensation programs with return on revenue. In addition, we continue to closely manage expense levels, and we were able to reduce SG&A expenses as a percentage of revenue.”

     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 49 locations in the Eastern and Southwestern United States.

     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.

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PAGE 2 / ABLEST REPORTS RECORD FISCAL 2004 AND FOURTH QUARTER REVENUE

ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week		For the Fifty-two Week
	Periods Ended		Periods Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
Net service revenues	$33,844	$29,877	$116,353	$104,048
Cost of Services	28,756	24,558	97,938	86,335

Gross Profit	5,088	5,319	18,415	17,713

Selling, general and administrative expenses	4,321	4,578	17,043	16,652

Operating income	767	741	1,372	1,061

Other:
Interest income (expense), net	(1)	1	1	(30)
Miscellaneous, net	24	36	25	83

Other income	23	37	26	53

Income from continuing operations before income taxes	790	778	1,398	1,114

Income tax expense (benefit)	284	(1,896)	515	(1,769)

Net income from continuing operations	$506	$2,674	$883	$2,883

Discontinued operations:
Adjustment to loss on sale of discontinued operations, net of income taxes	—	45	—	45

Net income	$506	2,719	883	2,928

Basic net income per common share:
Continuing operations	$0.18	$0.94	$0.31	$1.01
Discontinued operations	$—	$0.02	$—	$0.02

Basic net income per common share	$0.18	$0.96	$0.31	$1.03

Diluted net income per common share:
Continuing operations	$0.17	$0.92	$0.30	$0.99
Discontinued operations	$—	$0.02	$—	$0.02

Diluted net income per common share	$0.17	$0.94	$0.30	$1.01

Weighted average number of common shares used in computing net income per common share
Basic	2,840,345	2,838,048	2,839,272	2,848,821

Diluted	2,933,898	2,908,492	2,921,853	2,902,470

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PAGE 3 / ABLEST REPORTS RECORD FISCAL 2004 AND FOURTH QUARTER REVENUE

ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	December 26, 2004	December 28, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,357	$1,614
Accounts receivable, net	16,783	13,778
Prepaid expenses and other current assets	160	213
Current deferred tax asset	1,369	1,085

Total current assets	19,669	16,690

Property, plant and equipment, net	543	647
Deferred tax asset	3,208	3,920
Goodwill, net	1,283	1,283
Other assets	40	39

Total assets	$24,743	$22,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$378	$326
Accrued expenses and other current liabilities	5,483	4,438

Total current liabilities	5,861	4,764

Other liabilities	117	89

Total liabilities	5,978	4,853

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at December 26, 2004 and December 28, 2003	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,334,344 and 3,308,929 shares issued and outstanding including shares held in treasury at December 26, 2004 and December 28, 2003, respectively	167	165
Additional paid-in capital	5,172	5,018
Retained earnings	15,536	14,653
Treasury stock at cost; 457,729 shares held at September 26, 2004 and December 28, 2003	(2,110)	(2,110)

Total stockholders’ equity	18,765	17,726

Total liabilities and stockholders’ equity	$24,743	$22,579

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SOURCE:	Ablest Inc.
CONTACT:	Vincent J. Lombardo, Vice President and Chief Financial Officer, 727-299-1200 or vlombardo@ablest.com/